Exhibit 12

SIMPSON THACHER & BARTLETT LLP

2550 HANOVER STREET

PALO ALTO, CA 94304

(650) 251-5000

FACSIMILE (650) 251-5002

Direct Dial Number	E-Mail Address

September 11, 2009

Western Asset Emerging Markets Floating Rate Fund Inc.

125 Broad Street

New York, New York 10004

Western Asset Emerging Markets Debt Fund Inc.

125 Broad Street

New York, New York 10004

Re:	ESD/EFL Merger

Ladies and Gentlemen:

We have acted as counsel to Western Asset Emerging Markets Floating Rate Fund Inc., a Maryland corporation (“EFL”) and Western Asset Emerging Markets Debt Fund Inc., a Maryland corporation (“ESD”) in connection with the Agreement and Plan of Merger (the “Merger Agreement”), between EFL and ESD, pursuant to which EFL shall be merged with and into ESD with ESD surviving (the “Merger”) on the terms and conditions set forth therein. The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.” For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement. This opinion is being delivered pursuant to Section 7.5 of the Merger Agreement.

We have examined (i) the Merger Agreement, (ii) the registration statement on Form N-14 (Registration Nos. 333-151221 and 811-21343) (as amended, the “Registration Statement”) filed by ESD with the Securities and Exchange Commission under the Securities Act of 1933, as amended and (iii) the representation letters of ESD and EFL delivered to us for purposes of this opinion (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or

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appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by ESD and EFL in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of ESD and EFL or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative interpretations, and judicial precedents, in each case, as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Merger, the opinion expressed herein may become inapplicable.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	the Merger as provided in the Merger Agreement will constitute a reorganization within the meaning of Section 368(a)(1) of the Code and that ESD and EFL will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

2.	except for consequences regularly attributable to a termination of EFL’s taxable year, no gain or loss will be recognized to EFL as a result of the Merger or upon the conversion of the shares of common stock, par value $0.001 per share, of EFL (the “EFL Common Shares”) to shares of common stock, par value $0.001 per shares, of ESD (the “ESD Common Shares”);

3.	no gain or loss will be recognized to ESD as a result of the Merger or upon the conversion of EFL Common Shares to ESD Common Shares;

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4.	no gain or loss will be recognized to the stockholders of EFL upon the conversion of their EFL Common Shares to ESD Common Shares, except to the extent such stockholders are paid cash in lieu of fractional shares of ESD Common Shares in the Merger;

5.	the tax basis of EFL assets in the hands of ESD will be the same as the tax basis of such assets in the hands of EFL immediately prior to the consummation of the Merger;

6.	immediately after the Merger, the aggregate tax basis of the ESD Common Shares received by each holder of EFL Common Shares in the Merger (including that of fractional share interests purchased by ESD) will be equal to the aggregate tax basis of the EFL Common Shares owned by such stockholder immediately prior to the Merger;

7.	a stockholder’s holding period for ESD Common Shares (including that of fractional share interests purchased by ESD) will be determined by including the period for which he or she held EFL Common Shares converted pursuant to the Merger, provided that such shares of EFL Common Shares were held as capital assets;

8.	ESD’s holding period with respect to the EFL assets transferred will include the period for which such assets were held by EFL; and

9.	the payment of cash to the holders of EFL Common Shares in lieu of fractional ESD Common Shares will be treated as though such fractional shares were distributed as part of the Merger and then redeemed by ESD with the result that the holder of EFL Common Shares will generally have a capital gain or loss to the extent the cash distribution differs from such stockholder’s basis allocable to the fractional ESD Common Shares.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion as Exhibit 12 to the Registration Statement, and to the references to our firm name therein.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP